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                                                             Exhibit 10.99


                                    STANDARD FORM
                             PURCHASE AND SALE AGREEMENT
                              (hereinafter "Agreement")


    As of the 23rd day of July, 1997

    1. Parties: Shelton Place Limited Partnership, a Massachusetts limited partnership, hereinafter called the SELLER, agrees to SELL and Cali Realty Acquisition Corporation, a Delaware corporation, or nominee, hereinafter called the BUYER or PURCHASER, agrees to BUY, upon the terms hereinafter set forth, the following described premises:

    2. Description: That certain real estate consisting of land and improvements known as and numbered 1000 Bridgeport Avenue, Shelton, Fairfield County, Connecticut, as more particularly described in Exhibit A ("Exhibit A") (the "Land") hereto together with all other structures (the "Building"), utilities, driveways, sidewalks, curbs, gutters, curb cuts, landscaping, rights of way, easements and other improvements and interests appurtenant thereto, being the same premises conveyed to the SELLER by deed dated May 2, 1996, recorded with Fairfield County in Vol. 1348, Page 130.

    3. Buildings, Structures, Improvements, Fixtures: Included in the sale as a part of the Land are: (a) the Building, (b) the improvements located on the Land (together with the Building, the "Improvements"), (c) the fixtures and personal property belonging to the SELLER and located in and used in connection therewith, including without limitation the personal property owned by SELLER and listed on Exhibit A-1 hereto (the "Personal Property"), but excluding therefrom any fixtures or personal property owned by the tenants of the Premises, (d) all rights, privileges, grants and easements owned by SELLER and appurtenant to SELLER'S interest in the Land and Improvements, including without limitation, all of SELLER'S right, title and interest in and to all land lying in the bed of any public street, road or alley, all mineral and water rights and all easements, licenses, covenants and rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and Improvements (the Land and Improvements and all such rights, privileges, easements, grants and appurtenances are sometimes referred to herein as the "Real Property"), (e) all of SELLER'S right, title and interest in and to those contracts and agreements for the servicing, maintenance and operation of the Real Property ("Service Contracts") (Exhibit B-1) and telephone numbers in use at any of the Real Property (together with the Permits and Licenses (hereinafter defined) and the Service Contracts, the "Intangible Property"), (f) all trademarks and tradenames owned by SELLER and used in connection with the Real Property, including without limitation any name by which the Real Property is commonly known, and all goodwill, if any, related to said names, all for which BUYER shall have the sole and exclusive rights (collectively, the "Tradenames") provided there shall be no right to use the names Shelton Place Limited Partnership or The Davis Companies, (g) all permits, licenses, guaranties, approvals, certificates and warranties held by SELLER and relating to the Real Property and the Personal Property and which SELLER has a right to transfer (collectively, the "Permits and Licenses"), (h) all leases and other agreements, including, but not limited to, subleases, tenancies and occupancy agreements, with respect to the use and occupancy

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of the Real Property, together with all amendments and modifications thereto and any guaranties provided thereunder (individually, a "Lease", and collectively, the "Leases"), and rents, additional rents, reimbursements, profits, income, receipts from and after the date of closing and the amount deposited (the "Security Deposit") under any Lease in the nature of security for the performance of the obligations of the tenant or user (individually a "Tenant", and collectively, the "Tenants") under the Leases not returned to tenants or applied against rent, (i) all promotional material, marketing materials, brochures, photographs (collectively, "Promotional Materials"), books, records, tenant data, leasing material and forms, past and current rent rolls, files, statements, tax returns, market studies, keys, plans, specifications, reports, tests and other materials of any kind owned by or in the possession of SELLER which are or may be used by SELLER in the use and operation of the Real Property or Personal Premises (collectively, and together with the Promotional Materials, the "Books and Records"), and, (j) all other rights, privileges and appurtenances owned by SELLER, if any, and related to the rights and interests described above in this Section and used solely in connection with the Property. The Real Property, the Personal Property, the Leases, the Tradenames, the Intangible Property, the Books and Records and the other Property interests being conveyed hereunder are hereinafter collectively referred to as the "Premises."

    4. Title Deed: Said Premises are to be conveyed by a good and sufficient special warranty deed running to the BUYER, and said deed shall convey title to the Premises, free from encumbrances, except
    (a) Provisions of existing building and zoning laws and other laws, ordinance or regulation affecting the Premises;
    (b) Such taxes, subject to adjustment, for the then current year as are not due and payable on the date of the delivery of such deed;
    (c) Any liens for municipal betterments assessed after the date of this Agreement;
    (d) Easements, restrictions, agreements, covenants and other matters listed in Exhibit B or existing of record on June 11, 1997 or first occurring between and including June 12, 1997 and the Closing Date (hereinafter defined) if BUYER does not terminate this Agreement in the manner provided for in this Agreement;
    (e) The Service Contracts, but subject to the provisions of Section 30 hereof; and
    (f)  The rights of Tenants or occupants of the Premises under Leases.

    The foregoing shall collectively be referred to as the "Permitted
Exceptions."

    The foregoing notwithstanding, the BUYER shall be entitled to the contingency under Paragraph 8.

    5. Purchase Price: The agreed purchase price for the Premises is Fifteen Million Five Hundred Thousand ($15,500,000.00) Dollars. Three Hundred Thousand ($300,000.00) Dollars (the "Deposit") have been paid to the Escrow Agent designated in Paragraph 16 of this Agreement as a deposit this day. The Deposit plus the balance of such purchase price in the amount of Fifteen Million Two Hundred Thousand ($15,200,000.00) Dollars plus or minus adjustments required under Paragraph 14 of this Agreement are to be paid at the time of delivery

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of the deed to the order of the SELLER by wire transfer of immediately available federal funds to the account of SELLER as designated in written instructions given by SELLER at least two (2) business days prior to closing.
 The Deposit shall be held by Escrow Agent in an interest-bearing money market account at an FDIC insured Bank with interest to follow the Deposit.

    6. Time for Performance; Delivery of Deed: Such deed is to be delivered at 10:00 A.M. on the 1st day of August, 1997 (the "Closing Date"), at the offices of SELLER'S attorney, unless otherwise mutually agreed upon by BUYER and SELLER in writing. If mutually agreed by the parties, the closing will be by mail or overnight courier.

    7. Possession and Condition of Premises: Full possession of said Premises free of all tenants and occupants, except tenants or occupants of the Premises as provided in Exhibit C, is to be delivered at the time of the delivery of the deed, said Premises to be then in the same condition as it is now, reasonable use, wear and tear excepted.

    8.   Due Diligence Contingency.

    (a) Conditions. Prior to the execution hereof, SELLER has delivered to BUYER copies of documents, reports, financial information and materials relating to the Real Property (the "SELLER'S Due Diligence Materials"). BUYER'S obligation to consummate the transaction contemplated by this Agreement is subject to the conditions of this Paragraph 8. For purposes of this Agreement, the term "Inspection Period" shall mean the period ending on July 25, 1997 (the "Inspection Period Expiration Date").

    (b) Tests, Investigations and Inspections. During the Inspection Period, BUYER, its agents and representatives, may, subject to the terms of this Agreement, enter upon the Premises upon reasonable prior notice to SELLER or SELLER'S designee, as specified in a written notice from SELLER to BUYER, to perform such investigations, inspections and tests of the Premises at BUYER'S sole expense, as BUYER deems necessary, including boundary surveys, Phase I environmental studies, examinations and tests of all structural and mechanical systems within the Improvements, and to go to SELLER'S offices to examine the books and records of SELLER, speak with SELLER'S property managers who SELLER will make reasonably available to BUYER, to review the Due Diligence Materials relating to the Premises, to examine title and compliance of the Premises with all governmental regulation and control and to determine in any and all other respects BUYER deems necessary and appropriate whether BUYER is satisfied with all aspects of the Premises for the purpose of purchasing the same (collectively the "Due Diligence").

         Notwithstanding BUYER's right to receive other of SELLER'S Due Diligence Materials provided for in this agreement, contemporaneously with the execution of this agreement and on an on-going basis until the Closing Date SELLER or SELLER'S representatives shall deliver to BUYER any Environmental Documents,

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         as hereinafter defined, concerning the Premises, which are in
         SELLER'S possession, custody or control. "Environmental Documents" shall mean all environmental documentation in the possession or under the control of SELLER concerning the Premises, or its environs, including without limitation, all sampling plans, cleanup plans, preliminary assessment plans and reports, site investigation plans and reports, remedial investigation plans and reports, remedial action plans and reports, or the equivalent, sampling results, sampling result reports, data, diagrams, charts, maps, analysis, conclusions, quality assurance/quality control documentation, correspondence to or from any Governmental Authority (as defined immediately below)(such as submissions to any Governmental Authority and directives, orders, approvals and disapprovals issued by any Governmental Authority). A "Governmental Authority" is any agency, board, bureau, commission, department or body of any municipal, county, state or federal governmental unit, or any subdivision thereof, having, asserting or acquiring jurisdiction over all or any part of the Premises or the management, operation, use or improvement thereof. SELLER makes no representation as to accuracy, completeness or right to rely on the Environmental Documents or contents thereof; provided, however, to the best of SELLER'S knowledge and belief, to the extent copies of any documents, materials, inspections, or reports were furnished by SELLER to BUYER, they were true, accurate and complete representations of the same as contained in SELLER'S files in all material respects..

         Notwithstanding anything herein contained to the contrary, BUYER shall not perform any "so-called" invasive tests, such as a Phase II, to the land or improvements comprising the Premises without SELLER'S advance written approval, which shall not be unreasonably withheld or delayed; provided that BUYER notifies SELLER of its intent to perform such tests at least three (3) business days in advance describing in reasonable detail the tests to be performed and permits SELLER or its representative to be present for such tests. In addition, in the event that SELLER or SELLER'S representatives shall have cause to meet with the Department of Environmental Protection (up to the Closing Date), SELLER shall immediately notify BUYER, and BUYER and BUYER's representatives shall have the right, without obligation, to attend and participate in all such meetings.

    (c) In furnishing SELLER'S Due Diligence Materials, to the extent documents, inspections, copies, reports, materials or information were furnished by or obtained from third parties, SELLER neither warrants nor represents the accuracy of the information and data contained therein, nor the right of BUYER to rely thereon. In the event that BUYER shall terminate this Agreement, BUYER shall deliver to SELLER, immediately upon BUYER obtaining same, and SELLER shall be entitled to retain in any event, complete copies of all studies, investigations, test results, information and the like obtained by BUYER during the Due Diligence Period ("BUYER'S Due Diligence Materials"); provided, however, BUYER shall not be required to deliver to SELLER any such

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         BUYER'S Due Diligence Materials not received by BUYER from the parties performing BUYER'S Due Diligence. Such investigations, studies, tests, information and the like shall be delivered to SELLER at no cost or expense to SELLER. By furnishing BUYER'S Due Diligence Materials to SELLER, BUYER, to the extent such inspections, copies, reports or information were furnished by or obtained from third parties, neither warrants nor represents the accuracy of the information and data contained therein, nor the right of SELLER to rely thereon. If BUYER terminates this Agreement in accordance with the provisions of Paragraph 8(c), BUYER shall return the SELLER'S Due Diligence Materials to SELLER.

         Upon request of BUYER at any time after the date hereof, at no expense to SELLER and in such a way as to not unreasonably burden or disrupt SELLER'S business, SELLER shall assist BUYER in its preparation of audited financial statements, statements of income and expense, and such other documentation as BUYER may reasonably request, covering the period of SELLER'S ownership of the Premises.

    (d) (i) If BUYER in its sole discretion is not satisfied with the results of its Due Diligence review for any reason, BUYER may terminate this Agreement by giving written notice (the "Termination Notice") of such election to SELLER, on or before the Inspection Period Expiration Date. Upon termination, BUYER shall deliver to SELLER of all of the SELLER'S Due Diligence Materials delivered by SELLER or BUYER'S Due Diligence Materials received by BUYER, and thereafter neither party shall have any further liability or obligation to the other hereunder and the Deposit and all interest earned thereon shall be promptly returned to BUYER. BUYER shall promptly return SELLER'S Due Diligence Materials following said termination, but it is not a condition to the return of BUYER'S Deposit and termination of all liabilities between the parties hereto. Except as provided in Section (e) of this Paragraph 8, any matter existing as of the date of this Agreement with respect to the BUYER'S Due Diligence, including, without limitation, title, survey, zoning and/or governmental compliance matters, shall, unless BUYER terminates this Agreement by giving the Termination Notice, be deemed Permitted Exceptions. If this Agreement is not terminated as set forth in the first sentence of this subsection (d), all matters covered by the Due Diligence contingency shall be waived or deemed satisfied.

         (ii) It shall be a condition of BUYER'S obligation to purchase the Premises that there be no material adverse change in any of the foregoing Due Diligence matters first occurring between the Inspection Period Expiration Date and the Closing Date. In the event of any such material change pursuant to the provisions of Paragraph 9 hereof, unless SELLER elects to cure such material adverse change, BUYER'S sole right shall be to

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              terminate this Agreement in which event BUYER'S Deposit and any interest thereon shall be returned.

    (e) All rights of inspection provided for in this agreement and more particularly in this Paragraph 8 and the exercise of such rights shall not constitute a waiver by BUYER of the breach of any representation, warranty, covenant or agreement of SELLER which might, or should, have been disclosed by such inspection provided BUYER closes without being aware of such breach; otherwise, if BUYER discovers that breach prior to closing, BUYER'S sole right shall be termination of this Agreement, not damages. In any and all events, any such representation, warranty, covenant or agreement of SELLER shall be subject to the limitation in paragraph 20(c). For the purposes of this Section (e), BUYER shall be "aware" of such breach if Tim Jones, Dean Cingolani, Riccardo Cardozo or Charles Rich has actual knowledge thereof.

    9. Extension to Perfect Title or Make Premises Conform: If the SELLER shall be unable to give title or to make conveyance, or to deliver possession of the Premises, all as herein stipulated, or if at the time of the delivery of the deed the Premises do not conform with the provisions hereof, then the SELLER shall use reasonable efforts to remove any defects in title, or to deliver possession free and clear of any matter relating to title or boundary survey, in which event the SELLER shall give written notice thereof to the BUYER at or before the time for performance hereunder, and, if SELLER elects to cure or is required to do so pursuant to the immediately ensuing sentence, the time for performance hereof shall be extended for a period of up to sixty (60) days as designated in such written notice from SELLER. The SELLER agrees to spend up to but no more than $50,000 in using reasonable efforts, which shall include the posting of funds to bond attachments or satisfy injunctions or court orders and additionally SELLER agrees to discharge and pay voluntary encumbrances or liens dischargeable by a sum certain, such as mortgages and mechanic's liens, and created or caused voluntarily by SELLER and unpaid real estate taxes on the Premises. BUYER agrees that the matters listed in Exhibit B hereto shall be deemed Permitted Exceptions.

    10. Failure to Perfect Title or Make Premises Conform, etc.: If at the expiration of the extended time the SELLER shall have failed so to remove any defects in title, deliver possession, or make the Premises conform, as the case may be, all as herein agreed, or if at any time during the period of this agreement or any extension thereof, the holder of a mortgage on said Premises shall refuse to permit the insurance proceeds, if any, to be used for such purposes, then, at the BUYER'S option, any payments made under this agreement shall be forthwith refunded and all other obligations of all parties hereto shall cease and this agreement shall be void without recourse to the parties hereto.

    11. BUYER'S Election to Accept Title: The BUYER shall have the election, at either the original or any extended time for performance, to accept such title as the SELLER can deliver to the said Premises in their then condition and to pay therefor the purchase price without deduction, in which case the SELLER shall convey such title, except that in the event of such conveyance in accordance with the provisions of this clause, if the said Premises shall have been

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damaged by fire or casualty insured against, then the SELLER shall, unless the SELLER has previously restored the Premises to their former condition, either

    (a) pay over or assign to the BUYER, on delivery of the deed, all amounts recovered or recoverable on account of such insurance plus deductible, less any amounts reasonably expended by the SELLER for any partial restoration, or

    (b) if a holder of a mortgage on said Premises shall not permit the insurance proceeds or a part thereof to be used to restore the said Premises to their former condition or to be so paid over or assigned, give to the BUYER a credit against the purchase price, on delivery of the deed, equal to said amounts so recovered or recoverable and retained by the holder of the said mortgage plus deductible less any amounts reasonably expended by the SELLER for any partial restoration.

    Notwithstanding anything contained in this Purchase and Sale Agreement to the contrary, in the event that the Premises are damaged by fire or other casualty, the cost of repair of which does not exceed One Hundred Thousand ($100,000.00) Dollars, then BUYER agrees that BUYER shall not be entitled to terminate this Agreement and notwithstanding such damage, BUYER shall accept the Premises in their damaged condition and SELLER shall assign the insurance proceeds to BUYER and pay over the deductible.

    12. Acceptance of Deed: The acceptance of a deed by the BUYER or his nominee, as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation of SELLER herein contained or expressed, unless expressly stated otherwise in this Agreement.

    13. Use of Purchase Money to Clear Title: To enable the SELLER to make conveyance as herein provided, the SELLER may, upon prior notice to BUYER, at the time of delivery of the deed, use the purchase money or any portion thereof to clear the title of any or all encumbrances or liens of which BUYER gives SELLER timely notice, provided that all title clearing instruments are delivered at closing with payment and in accordance with the reasonable requirements of BUYER'S title company or consistent with customary local conveyancing practice.

    14. Adjustments and Closing Costs: (a) Taxes for the then current year, prepaid rents, tenant security deposits held by SELLER, SELLER deposits held by utility companies, water, sewer use and other municipal or quasi-governmental charges which are for periods beyond the Closing Date, prepaid permit and operating charges and the value of any stored fuel serving the Premises shall be apportioned as of the day of performance of this agreement and the net amount thereof shall be added to or deducted from, as the case may be, the purchase price payable by the BUYER at the time of delivery of the deed. Said apportionments are to be done in compliance with the custom of Shelton, Connecticut. Uncollected rents shall be adjusted when received. BUYER agrees to cooperate with SELLER in SELLER'S efforts to collect past due rents and to use reasonable efforts to attempt to collect unpaid rents due to SELLER. SELLER agrees not to commence legal action against any then current tenant at the Building to collect past due rents

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without BUYER'S written approval, which shall not be unreasonably withheld or delayed. Payments received from tenants from and after the date of Closing shall be applied first to rents then due for the period current at the time of such receipt, and then to rents in the reverse order of delinquency (i.e. most recently past due rents paid first). BUYER shall use reasonable efforts to collect delinquent rents for the benefit of SELLER, and shall cooperate with SELLER in the collection of any delinquent amounts. BUYER shall receive a credit at closing against the Purchase Price in an amount equal to the sum of all security and other rental deposits and last month or advance rent payments (including interest thereon) paid by listed on Exhibit C-1. Fees paid in advance under any service contracts assumed by BUYER shall also be prorated through the Closing Date. The only Security Deposits held by SELLER as of the date of this Agreement are listed in Exhibit C-1 to this Agreement.

    SELLER shall pay all state or county documentary stamps or transfer taxes. BUYER shall pay all title insurance premiums and examination fees, survey costs and the costs of its due diligence investigations, except as may specifically be provided for herein. Each party shall be responsible for its own attorney's fees, and one-half (1/2) of all reasonable escrow fees and SELLER shall pay recording fees and charges necessary or required in order for the Deed to be recorded in the appropriate county register's or recorder's office. SELLER shall pay for recording of lien or encumbrance releases which SELLER is required to deliver. The provisions of this Paragraph 14 shall survive the Closing.

    15. Adjustment of Unassessed and Abated Taxes: If the amount of said taxes is not known at the time of the delivery of the deed, said taxes shall be apportioned on the basis of the taxes assessed for the preceding fiscal year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless herein otherwise agreed.

    16. Deposit: All deposits made hereunder shall be held by First American Title Insurance Company, One Financial Center, Boston, Massachusetts 02111, as Escrow Agent (the "Escrow Agent") subject to the terms of this Agreement and shall be duly accounted for at the time for performance of this agreement, provided however that in the event of any disagreement between BUYER and SELLER concerning their respective rights to the Deposit, the Escrow Agent shall retain said deposits pending instructions mutually given by the SELLER and the BUYER or by a court of competent jurisdiction. However, if BUYER elects to terminate this agreement on or prior to the Inspection Period Expiration Date or if BUYER elects to terminate this Agreement due to a material adverse change in the condition of the Premises first occurring, between the Inspection Period Expiration Date and the Closing as provided in Paragraph 8(d)(ii), the Escrow Agent shall return the Deposit upon the sole instruction of the BUYER. The BUYER and SELLER jointly and severally agree to indemnify and hold the Escrow Agent harmless from any and all loss, cost, damage or expense, including attorneys' fees, arising out of its obligations as escrow agent hereunder except for Escrow Agent's gross negligence or willful misconduct. Escrow Agent's conduct shall be governed by the provisions of Paragraph 40 hereof.

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    17.  Default:

    (a) BUYER'S Default; Damages: If the BUYER shall fail to fulfill the BUYER'S agreements herein at closing, all deposits made hereunder by the BUYER shall be retained by the SELLER as liquidated damages and shall be SELLER'S sole remedy and damages at law and in equity. Both parties agree that the aforesaid amount constitutes a reasonable forecast of damages which would be sustained by SELLER in the event of BUYER's breach.

    (b) SELLER'S Inability to Perform; Liability: If SELLER shall be unable to perform SELLER'S obligations hereunder, BUYER'S sole remedy hereunder shall be:

         (i)  to seek Specific Performance of SELLER'S obligations hereunder;
              or

         (ii) to cancel this Agreement and receive a return of its Deposit and any interest earned thereon.

    (c) SELLER'S Failure to Perform or Default; Liability: In the event of any failure to perform or default on the part of SELLER hereunder (except as set forth in Section (d) of this Paragraph 17), or in the event SELLER fails to comply with any representation or warranty in this agreement, BUYER'S only rights and remedies shall be that BUYER shall be entitled to (i) terminate this Agreement upon notice to SELLER, in which event neither party shall thereafter have any further obligations under this Agreement; or (ii) to commence an action against SELLER seeking specific performance of SELLER'S obligations under this Agreement.

    (d) SELLER'S Willful or Deliberate Failure to Perform. In the event SELLER willfully or deliberately fails or refuses to perform its obligation to deliver title to the Premises in accordance with the terms of this Agreement (i.e. refuses to deliver title or voluntarily places a lien on the Real Property) and pursuant to "(c)" above, BUYER elects to terminate this Agreement rather than seek specific performance, SELLER shall reimburse to BUYER its actual out-of-pocket costs to third parties in pursuing its due diligence investigation of the Real Property up to an amount not to exceed Fifty Thousand ($50,000) Dollars based upon actual invoices evidencing such expense submitted to SELLER by BUYER.

    BUYER shall have no right to seek and hereby waives any right to claim damages, consequential or otherwise, against SELLER for any breach of SELLER'S obligations hereunder.

    18. Liability of Trustee, Shareholder, Beneficiary, etc.: If the SELLER or BUYER executes this agreement in a representative or fiduciary capacity, only the estate and entity represented shall be bound, and neither the SELLER nor BUYER so executing, nor any employee, representative, trustee, partner, officer, shareholder, director or beneficiary of any

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partnership, corporation or trust, nor any limited partner of any partnership, shall be personally liable for any obligation, express or implied, hereunder.

    19. Disclaimer of Warranties and Representations: Except for the provisions of Paragraphs 9 and 20 hereof, the BUYER acknowledges that the BUYER has not been influenced to enter into this transaction nor has it relied upon any warranties or representations with respect to the condition of the Premises or any facts or matters relating thereto. The BUYER hereby further acknowledges that BUYER is knowledgeable in the acquisition and ownership of commercial real estate and that BUYER has inspected or will cause to be inspected and/or examined to its satisfaction the Premises and all matters relating to the ownership, title, condition (including for the presence of so-called hazardous materials), zoning and municipal compliance, use and occupancy of and/or to the Premises by such professionals, including, without limitation, attorneys, engineers, surveyors and/or agents as BUYER has deemed appropriate during the Inspection Period referred to in Paragraph 8 hereof; and that, subject only to the "Due Diligence Contingency" contingency in Paragraph 8 of this Agreement, which shall be deemed fully satisfied or waived unless BUYER terminates this Agreement in accordance with the provisions of Paragraph 8, the Premises will be conveyed to and accepted by BUYER in their "AS IS" condition without warranty or representation other than as set forth in Paragraph 20. BUYER acknowledges that the SELLER has made no representations as to the condition of the Premises or their suitability for BUYER'S purposes and that BUYER has assumed the responsibility for this determination. To the extent any written correspondence, offers or other written or oral materials ("Materials") have been exchanged between BUYER and SELLER prior to the date hereof, such Materials shall be deemed merged into and shall be fully superseded by this Agreement and shall be of no further force and effect. The provisions of this Paragraph 19 shall survive the Closing.

    20.  Entity Warranties and Representations:

    (a)  SELLER warrants and represents to BUYER as follows:

         (i) SELLER is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and qualified to do business in the State of Connecticut, and has full right, power and authority to execute and deliver and to perform its obligations under this Agreement;

         (ii) SELLER'S corporate general partner is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has full right, power and authority to execute and deliver and to perform its obligations under this Agreement without the need of any limited partner consent;

         (iii) The execution, delivery and performance of this Agreement have been duly and validly authorized by all required partnership action of SELLER and corporate action of its general partner and this Agreement has been duly and validly executed and delivered by SELLER;

         (iv) This Agreement and every document to be executed and delivered by SELLER pursuant to this Agreement, when fully executed and delivered by all intended signatories thereto, shall constitute the valid and binding obligations of SELLER, enforceable against SELLER in accordance with their respective terms;

         (v) SELLER has not entered into any Service Contracts except as listed on Exhibit B-1 and that said Service Contracts are terminable on not more than thirty (30) days notice, without penalty or fee;

         (vi) SELLER is not a "foreign person" within the meaning of Section 1445(f)(3) and Section 7701(b) of the Internal Revenue Code of 1986, as amended;

         (vii)  As to Leases of the Premises:

                a. Exhibit C (the "Rent Roll") is true and complete and includes a list of all of the Leases affecting the Premises as of the date hereof and sets forth the following: the name of each tenant, date of the Lease and any written Amendments pertaining thereto;

                b. SELLER has delivered to BUYER true and complete copies of all of the Leases, including without limitation all amendments, side letters, term commencement agreements, notices of exercise of options, and all other documents relating to tenants' rights to occupy the Premises in SELLER'S possession.

         (viii) All of the Service Contracts, listed on Exhibit B-1 attached hereto, if any, and which BUYER wishes to assume are and will on the Closing Date be unmodified and in full force and effect without any default or claim of default by any of the parties thereto. All sums presently due and payable by SELLER under the Service Contracts have been fully paid and all sums which become due and payable between the date hereof and the Closing Date shall be fully paid on the Closing Date.

         (ix) SELLER shall indemnify, defend and hold harmless BUYER from and against all claims, liabilities, losses, damages, penalties and costs, including without limitation reasonable counsel fees, which BUYER may incur, resulting from any misrepresentation or breach of warranty by SELLER under this Paragraph 20. This warranty and representation shall survive the Closing subject to the limitation of Paragraph 20(c).

      (x) To the best of SELLER'S knowledge and belief as of the date hereof:

              a. except as set forth in this subsection (x)a.,(z), there are no material defaults exist under the Leases, and

                   (z) Landstar has failed to pay a portion of aged previously unbilled electrical usage and charges which have recently been billed to them by SELLER. Subject to the other terms of this Agreement, SELLER reserves and retains those arrearages and the right to collect the same.

              b. no condition exists, which with the passage of time or giving of notice or both, will become a material default under the Leases.

      (xi) Except as disclosed by SELLER to BUYER as a part of the Due Diligence, there are no actions, suits, labor disputes, litigation or proceedings currently pending or, to the knowledge of SELLER, threatened against or related to SELLER or to all or any part of the Premises, the environmental condition thereof, or the operation thereof, nor does SELLER know of any basis for any such action.

      (xii) There are no outstanding requirements or recommendations known to SELLER by (i) the insurance company(s) currently insuring the Premises; or (ii) any board of fire underwriters or other body exercising similar functions.

      (xiii) SELLER has received no written notice and has no knowledge of (i) any pending or contemplated annexation or condemnation proceedings, or private purchase in lieu thereof, affecting or which may affect the Premises, or any part thereof, (ii) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of the Premises, (iii) any proposed or pending special assessments affecting the Premises or any portion thereof, (iv) any proposed change(s) in any road or grades with respect to the roads providing a means of ingress and egress to the Premises. SELLER agrees to furnish BUYER with a copy of any such notice received within two (2) business days after receipt.

      (xiv) SELLER has provided BUYER with access at SELLER'S offices to all reports in SELLER'S possession and of which SELLER has knowledge related to the physical condition of the Premises and all Books and Records in SELLER'S possession and of which SELLER has knowledge.

      (xv) SELLER has no knowledge of any notices, suits, or judgments relating to any violations (including environmental) of any laws, ordinances or regulations affecting the Premises, or any violations or conditions that may give rise thereto, and has no reason to believe that the Governmental Authorities contemplate the issuance thereof, and there are no outstanding orders, judgments, injunctions, decrees or writ of any Governmental Authorities against or involving SELLER or the Premises known to SELLER and which would impede SELLER'S ability to complete this Agreement.

         (xvi) There are no full-time employees of the Owner working at or in connection with the Premises. There are not any union agreements affecting the Premises as of the date hereof, nor shall any such agreements affect the Premises as of the Closing Date.

         (xvii) SELLER has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or to SELLER'S knowledge: (a) suffered the filing of any involuntary petition by SELLER'S creditors, (b) suffered the appointment of a receiver to take possession of all, or substantially all, of such SELLER'S assets, (c) suffered the attachment or other judicial seizure of all, or substantially all, of such SELLER'S assets, (d) admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

         (xviii) To the best of SELLER'S knowledge and belief, the Premises are not a so-called "Establishment" as defined in the regulations of the Connecticut DEP.

         (xix) To the best of SELLER'S knowledge and belief, there are no so-called "Hazardous Materials" as defined under Connecticut or United States law or regulations at the Real Property in violation of applicable laws or regulations.

         (xx) SELLER has not received any notice that any Permits and Licenses held by SELLER pertaining to and required for the ownership or operation of the Premises has been or is about to be revoked or will not be renewed.

    (b) For the purposes of this Paragraph 20 and the other paragraphs of this Purchase and Sale Agreement, "known to SELLER" or "SELLER'S knowledge" or similar equivalent qualifiers shall mean actual knowledge of the following people only: David Mack, Jonathan G. Davis, Paul R. Marcus and/or David Felner. In no event shall this description result in or imply any personal liability, representation or responsibility for any agreements, representations, obligations, liabilities or breaches of SELLER hereunder or elsewhere. Where materials, documents or other Due Diligence materials are provided by, for or on behalf of SELLER, SELLER makes no representations of BUYER'S right to rely upon or the accuracy or completeness of materials not prepared by SELLER even though furnished by, for or on behalf of SELLER.

    (c) The foregoing representations and warranties shall be true as of the Closing Date and shall survive the Closing for a period of nine (9) months. Except for those items which are disclosed by BUYER to SELLER by written notice from BUYER to SELLER within the period which ends nine (9) months from delivery of the deed stating specifically the manner in which such representation or warranty is untrue, then the foregoing warranties and representations shall be deemed fully satisfied and shall be void and without recourse to the parties hereto. To the extent SELLER delivers Estoppel Certificates from tenants covering SELLER'S warranties and representations with respect to the Leases SELLER shall be relieved from such warranties and representations.

    (d)  BUYER hereby represents and warrants to SELLER as follows:

         (i) BUYER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware under which it organized and has full right, power and authority to execute and deliver and to perform its obligations under this Agreement;

         (ii) The execution, delivery and performance of this Agreement has been duly and validly authorized by all required action of BUYER and this Agreement has been duly and validly executed and delivered by BUYER;

         (iii) This Agreement and every document to be executed and delivered by BUYER pursuant to this Agreement, when fully executed and delivered by all intended signatories thereto, shall constitute the valid and binding obligations of BUYER, enforceable against BUYER in accordance with their respective terms, subject to general equitable principals and applicable provisions of law related to bankruptcy, insolvency and creditors' rights generally.

    The foregoing representations and warranties are true as of the date hereof and shall be true as of the Closing Date, applicable to the Closing.

    21. Construction of Agreement: This instrument, executed in multiple counterparts, is to be construed as a Connecticut contract, is to take effect as a sealed instrument, sets forth the entire contract between the parties, is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, and may be canceled, modified or amended only by a written instrument executed by both the SELLER and the BUYER. The captions are used only as a matter of convenience and are not to be considered a part of this agreement or to be used in determining the intent of the parties to it.

    22. Notice: All notices, demands, requests, consents, approvals and other communications, and copies thereof, required or permitted to be given with respect to this agreement shall be in writing and shall be deemed delivered upon the hand delivery thereof during business hours (9:00 a.m. through 6:00 p.m., Monday through Friday (excluding holidays) ("Business Day"), or upon the earlier of receipt or the fifth Business Day after posting by registered mail or certified mail, return receipt requested, postage prepaid, or by delivery by electronic facsimile transmission, or on the next Business Day following delivery to a reliable and recognized overnight courier, in each case addressed or delivered to the respective parties at their respective addresses set forth below, or, if to be delivered by electronic facsimile transmission, then to the respective facsimile telephone numbers set forth below. Photocopies of any notices delivered hereunder shall, concurrently with the delivery thereof, be delivered to the additional parties listed below by the same means of delivery used for delivery of the notices to the contracting parties (except in the case of personal delivery, in which case one or more of the alternate means of delivery may be selected for the delivery of copies):

    with respect to deliveries to SELLER:

         Shelton Place Limited Partnership
         c/o The Davis Companies
         One Appleton Street
         Boston, MA 02116
         Attention:  Paul R. Marcus
                     Jonathan G. Davis
         Telephone:  (617) 451-1300
         Facsimile:  (617) 451-3604

    with a copy to its attorneys:

         Gary P. Lilienthal, Esquire
         Bernkopf, Goodman & Baseman
         125 Summer Street
         Boston, MA 02110
         Telephone:  (617) 790-3000
         Facsimile:  (617) 790-3300

    with respect to deliveries to BUYER:

         Cali Realty Acquisition Corporation
         11 Commerce Drive
         Cranford, NJ 07816
         Attention:  Roger Thomas, Esquire
         Telephone:  (908) 272-8000
         Facsimile:  (908) 272-6755
    with a copy to:

         Timothy Jones
         Cali Realty Acquisition Corporation
         100 Clearbrook Road
         Elmsford, NY 10523
         Telephone: (914) 592-4800
         Facsimile:  (914) 591-4836

    with a copy to its attorneys:

         Andrew Levine, Esquire
         Pryor, Cashman, Sherman & Flynn
         410 Park Avenue
         New York, NY 10022
         Telephone:  (212) 421-4100
         Facsimile:  (212) 326-0806

    with a copy to Escrow Agent:

         First American Title Insurance Company
         One Financial Center
         Boston, MA 02111
         Telephone:  (617) 345-0088
         Facsimile:  (617) 951-0101
         Attention:  Donna Meek

    23. Broker's Fee: A broker's fee for professional services shall be due from the SELLER to CB Commercial Real Estate Group, Inc. and Jeffrey R. Dunne (collectively, the "Brokers"), the Brokers herein, all as provided in a separate written agreement relating to the Property between SELLER and Brokers but shall be due and payable only as, if and when title passes to the BUYER and the deed is recorded. The Brokers warrant and represent that they are duly licensed brokers in the State of Connecticut.

    24.  Brokerage Representations:

    (a) BUYER warrants and represents to SELLER that except for the Brokers BUYER was not introduced to the Premises and entered into this Agreement without the assistance of any real estate broker or person who would be entitled to a fee or commission in connection with this Agreement or the sale of the Premises by SELLER to BUYER and that BUYER dealt with no broker or finder with respect to his purchase of the Premises or this Agreement except the Brokers. BUYER hereby agrees to indemnify and hold SELLER harmless from any claim by any broker or finder except the Brokers that a commission or fee is due to them as a result of having dealt with BUYER in connection with this Agreement or the sale of the Premises to the BUYER, or its nominee as may be provided herein.

    (b) SELLER warrants and represents to BUYER that SELLER entered into this Agreement without the assistance of any real estate broker or person who would be entitled to a fee or commission in connection with this Agreement or the sale of the Premises by SELLER to BUYER except the Brokers. SELLER hereby agrees to indemnify and hold BUYER harmless from any claim by any broker or finder that a commission or fee is due to them as a result of having dealt with SELLER in connection with this Agreement or the sale of the Premises to BUYER.

    (c) Broker warrants and represents to SELLER and BUYER that Broker has not entered into any arrangement or agreement with any other party in connection with this Agreement or the sale of the Premises. Broker hereby agrees to indemnify and hold SELLER and BUYER harmless from any claim by any broker or finder except the Brokers that a commission or fee is due to them as a result of having dealt with BUYER or SELLER in connection with this Agreement or the sale of the Premises to the BUYER, or its nominee as may be provided herein.

    The provisions of this Paragraph 24 will survive the Closing.

    25. Access: BUYER shall have the right of reasonable access to the Premises for purposes contemplated under the Due Diligence Contingency. SELLER shall cooperate with BUYER in facilitating its due diligence inquiry and shall obtain, and use its best reasonable efforts to obtain, any consents that may be necessary in order for BUYER to perform studies, tests, borings, investigations and inspections on the Premises if permitted by SELLER. SELLER shall also notify BUYER of any dangerous conditions known to SELLER on the Premises, including, without limitation, conditions which due to the nature of the borings, studies, investigations, inspections or testing to be performed by or on behalf of BUYER may pose a dangerous condition to BUYER or BUYER's agents and contractors. Notwithstanding anything herein to the contrary, in no event shall the BUYER or any of its agents, representatives, employees, contractors or the like ("Permitted Parties") cause any damage to the Premises which is not promptly restored by BUYER at its sole cost and expense to as near its condition prior to such damage or disturbance as reasonably possible, unreasonably disturb any tenants or occupant thereat or incur any liability for SELLER. To the extent that any of the Permitted Parties shall in any way disturb or damage the Premises, unreasonably disturb any tenants or occupants thereat or incur any liability for SELLER, they shall, as a matter of due course, but in any event upon being notified by SELLER, promptly restore the Premises at their sole cost and expense to its condition prior to such disturbance and BUYER shall hold SELLER harmless and indemnified from all loss, cost, damage and expense, including reasonable attorneys' fees, as a result of any damage to the Premises or any claim made against SELLER to the extent of any action or inaction by BUYER or the Permitted Parties. SELLER agrees to give BUYER prompt notice of any claim for which SELLER is seeking indemnity and to give BUYER the right to defend the same with counsel reasonably acceptable to SELLER. BUYER shall notify SELLER of its intention to access the Premises at least twenty-four (24) hours in advance of each such access and shall, if SELLER so requests, allow SELLER or its representative to accompany BUYER or the Permitted Parties during such access and shall reasonably accommodate SELLER by scheduling such access at reasonable times so that SELLER can accompany BUYER or the Permitted Parties if SELLER so wishes. BUYER agrees to maintain appropriate property damage and public liability insurance in amounts reasonably acceptable to SELLER and will deliver to SELLER certificates of such insurance naming SELLER as an additional insured prior to any access or entry onto the Premises.

    26. Recording. In the event this Agreement or any notice hereof shall be recorded by BUYER, then, at SELLER'S sole option, this Agreement shall be void and without recourse to the parties hereto.

    27. No Binding Agreement. This Agreement is circulated for discussion and negotiating purposes and no agreement with respect to the purchase and sale of the Premises shall be binding upon either of the parties hereto until this Agreement shall have been executed by both the BUYER and the SELLER.

    28. Insurance. The SELLER represents that at the time of execution of this Agreement, the SELLER maintains insurance with respect to the Premises. Until the delivery of the deed, the SELLER shall maintain insurance on the improvements in the amount of One Hundred (100%) percent of their replacement value and public liability insurance in an amount at least equal to Five Million ($5,000,000) Dollars. The procuring of any supplemental insurance shall be at the option and sole expense of the BUYER.

    29. Operation and Leasing of the Premises. SELLER agrees that between the date of this Agreement and the date for closing and delivery of the deed, SELLER shall operate the Premises consistently with their current operation and, except as provided elsewhere in this Agreement, will not enter into new leases or modify, alter or amend existing leases for the Premises without BUYER'S consent, which shall not be unreasonably withheld or delayed. At the closing, SELLER shall deliver an up-to-date rent roll in the same form as Exhibit C hereto listing all tenants, payment status of monthly rent and security deposit. SELLER agrees and covenants not to enter into any new contracts or agreements, whether Service Contracts or otherwise, which are not immediately cancelable by BUYER after Closing without penalty or which are not approved by BUYER, which approval shall not be unreasonably withheld or delayed. SELLER also agrees that it shall not voluntarily place any liens, encumbrances or the like against the Premises, and if any such voluntary liens, encumbrances or the like are so placed, that they shall be satisfied or removed of record at Closing. It is a condition of BUYER's obligation to close that, except as stated in Paragraphs 35 and 44 of this agreement, the Rent-Roll delivered at Closing shall be substantially the same as the Rent-Roll annexed hereto as Exhibit C, or as otherwise consented to by BUYER.

    Except for Leases or agreements approved by BUYER as contemplated above or in Paragraph 35, SELLER also shall not: (i) enter into any agreement requiring SELLER to do work for any Tenant after the Closing Date without first obtaining the prior written consent of BUYER; (ii) accept the surrender of any Service Contract or Lease, or grant any concession, rebate, allowance or free rent;
(iii) renew, extend or modify any of the Service Contracts without the prior written consent of BUYER; (iv) remove any Personal Property located in or on the Premises owned by SELLER and used in connection therewith, except as may be required for repair and replacement, in which event, all replacements shall be free and clear of liens and encumbrances and shall be of quality at least equal to the replaced items and shall be deemed included in this sale, without cost or expense to BUYER. Except as stated specifically in this Agreement, SELLER may operate the Premises and deal with tenants and contractors in the ordinary course.

    30.  Service Contracts and Operating Agreements.

    (a) All Service Contracts and other operating agreements pertaining to the Premises, if any, are listed on Exhibit B-1 attached hereto and made a part hereof. Unless BUYER, by written notice to SELLER given at least twenty (20) days prior to the Closing Date, notifies SELLER in writing that it does not wish to assume the obligations under the operating agreements, then SELLER shall deliver the Premises with all operating agreements in place. In no event shall BUYER assume any property management contracts or any leasing agreement not contemplated in Paragraph 35 of this agreement.

    (b) Seller will make all required payments under any mortgage affecting the Premises within any applicable grace period, but without reimbursement by BUYER therefor. Seller shall also comply in all material respects with all other terms covenants, and conditions of any mortgage on the Premises.

    (c) Up to and including the Closing Date, Seller agrees to maintain and keep such hazard, liability and casualty insurance policies in full force and effect in such amounts and coverage currently maintained and in place.

    (d) Seller shall cancel all Service Contracts, at its sole cost and expense, except for those Service Contracts which BUYER elects to assume as provided in this Agreement.

    31. SELLER'S Closing Documents. On the Closing Date, in addition to any other documents required to be delivered by SELLER under this Agreement, SELLER shall execute and deliver or cause to be delivered to BUYER the following:

    (a) A special warranty deed in the form of Exhibit D conveying to the BUYER the Premises in accordance with the terms hereof; the BUYER shall be entitled to nominate a third party controlled by BUYER to take title to the Premises provided that BUYER gives SELLER at least ten (10) days advance notice identifying such nominee and further provided that such nominee and BUYER execute and deliver to SELLER an assumption agreement reasonably satisfactory to SELLER by which such nominee assumes and agrees to be bound by all warranties, representations, obligations and liabilities of BUYER contained in this Agreement in which event the obligations of BUYER and such nominee shall be jointly and severally liable for the obligations of BUYER under this Agreement;

    (b) A bill of sale in the form of Exhibit E conveying to the assignee or nominee of BUYER all SELLER'S right, title and interest in the Personal Property;

    (c) An Assignment and Assumption Agreement Concerning Leases substantially in the form of Exhibit F, and which shall provide that (i) SELLER assigns all its rights under the Leases to BUYER and (ii) BUYER assumes all obligations of SELLER as landlord under the Leases;

    (d) An Assignment and Assumption Agreement Concerning Permits and Licenses, and Service Contracts elected to be assumed by BUYER and Warranties in the form of Exhibit G;

    (e) An affidavit of SELLER stating SELLER'S U.S. taxpayer identification number and that SELLER is a "United States person", as defined in
         Section 1445(f)(3) and Section 7701(b) of the Internal Revenue Code of 1986, as amended;

    (f) Resolutions of the board of directors of the general partner of SELLER certified by the Clerk thereof authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, which certificate shall state that said resolutions are in full force and effect as of the Closing Date and have not been amended, modified or rescinded in any manner;

    (g) An incumbency certificate regarding SELLER'S corporate general partner issued by the Secretary of the Commonwealth of Massachusetts;

    (h) Certificate of Legal Existence of SELLER'S corporate general partner issued by the Secretary of the Commonwealth of Massachusetts;

    (i) Certificate of Legal Existence of SELLER issued by the Secretary of State of the Commonwealth of Massachusetts;

    (j) Such standard title affidavits regarding parties in possession and indemnities regarding mechanics' liens as BUYER'S title insurer may reasonably require in order to delete exceptions regarding such matters from its title insurance coverage, including but not limited to standard form survey coverage, parties in possession and mechanic lien affidavits for any work performed at the Premises during the period 120 days prior to Closing required by and addressed to the SELLER'S title insurance company pursuant to local custom;

    (k) A closing and settlement statement in form and substance mutually satisfactory to both parties;

    (l) A letter to each Tenant in form reasonably acceptable to BUYER advising it of the change in ownership of the Premises and the assignment of the Leases to BUYER and the transfer of its security deposit, if any;

    (m) Originals, as in the possession of SELLER, of all Leases and, if any, Service Contracts assumed by BUYER, Promotional Materials, Permits and Licenses, and Books and Records owned by SELLER for the operation and maintenance of the Premises;

    (n) Certificate of SELLER'S authorization to conduct business in the State of Connecticut, issued by the Connecticut Secretary of State;

    (o) To the extent that any of the Promotional Materials, Books and Records, Service Contracts, and Leases known to SELLER to exist are not in the possession of SELLER, and SELLER shall use reasonable efforts, but without out-of-pocket expense, to cause the holders or owners of same to deliver such materials to BUYER, without cost or expense, which obligation shall survive the Closing;

    (p) In the event BUYER determines during its Due Diligence that the Premises are a so-called "Establishment" subject to the Transfer Act under the laws of the State of Connecticut, SELLER shall, at Closing, sign any required documents for filing with the Connecticut DEP provided that no such documents shall result in any liability to the SELLER which SELLER does not already have, result in any expense or potential expense to SELLER, or obligate SELLER to take any action with respect to the Premises for which SELLER is not already responsible, and in no event shall this agreement (in this subsection "(p)") by SELLER or the documents to be signed by SELLER obligate SELLER to take any action with respect to the Premises or the remediation of any oils or hazardous materials thereat, BUYER'S sole right with respect to the discovery of so-called hazardous materials at the Premises during the Due Diligence shall be to timely terminate this Agreement and receive a return of its deposit and any interest thereon. Notwithstanding the foregoing, SELLER will proceed under the provisions and subject to the limitations of Paragraph 9 of this Agreement.

    (q) Any other document reasonably necessary to consummate the transactions contemplated by this Agreement, provided that such document is consistent with the parties' intent as expressed in this Agreement and does not result in any liability, warranty or representation by SELLER;

    (r) On or prior to the date hereof, SELLER agrees to deliver to each Tenant an estoppel certificate in the form annexed hereto as Exhibit H for Tenant's execution, completed to reflect the Tenant's particular Lease status. SELLER agrees to use its best efforts to obtain from all Tenants the estoppel certificates substantially in such form but reflecting the current status of each Lease; provided, however, that if any Tenant shall refuse to execute an estoppel letter substantially in such form, SELLER shall nevertheless be obligated to use its best efforts, not including judicial action or lease termination, to obtain estoppel certificates in the form, if any, in which each Tenant is obligated to deliver as provided in its respective Lease. SELLER agrees to deliver to BUYER, upon receipt, copies of all estoppel letters received by Tenants, in the form received by SELLER. The estoppel certificates required to be obtained pursuant to this Paragraph 31 are collectively referred to as the "Estoppel Certificates". As a condition to BUYER'S obligations to proceed with the Closing, SELLER shall deliver (i) an Estoppel Certificate from each Tenant which leases space at the Premises in excess of 10,000 square feet or more in the aggregate and
         (ii) Estoppel Certificates representing in total occupancy of at least seventy-five (75%) percent of the total rentable square footage of the Building. For an Estoppel Certificate to be deemed delivered for purposes of this Agreement, it must certify that the Tenant's most recent rental payment under its Lease was made not more than one (1) month prior to the month in which the Closing occurs. If any Tenant refuses or neglects to deliver an estoppel certificate necessary to comply with the foregoing, BUYER'S sole remedy under the Agreement shall be to (i) terminate the Agreement and receive a refund of its deposit and any interest earned thereon, or (ii) accept such Estoppel Certificate, or such missing portion thereof necessary to comply with the foregoing, signed by SELLER, as SELLER is willing to give, and waive such non-delivery.

    32.  BUYER'S Closing Deliveries.

    (a) On or prior to the Closing Date, and in addition to any other document required to be delivered by BUYER under this Agreement, BUYER shall execute and deliver or cause to be delivered to SELLER, the following:

         (i) The balance of the Purchase Price in cash, plus or minus adjustments contemplated herein, delivered as required under this Agreement;

         (ii)  The Assignment and Assumption Agreements referred to herein;

         (iii) Such certificates as are reasonably acceptable to SELLER authorizing the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby;

         (iv) A closing and settlement statement in form and substance mutually satisfactory to both parties;

         (v) Any other document reasonably necessary to consummate the transaction contemplated by this Agreement, provided that such documents are consistent with the parties' intent as expressed in this Agreement.

    (b) The obligations of BUYER to accept title to the Premises and to perform the other covenants and obligations to be performed by BUYER on the Closing Date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by BUYER): (i) The representations and warranties made by SELLER herein shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; (ii) SELLER shall have performed all covenants and obligations undertaken by SELLER herein in all respects and complied with all conditions required by this Agreement to be performed or complied with by it on or before the Closing Date; (iii) Title to the Premises is such that the Title Company is able to issue to BUYER a Title Policy meeting the requirements set forth in Paragraph 33 for an "Insurable Title"; (iv) SELLER shall have delivered to Escrow Agent all of the documents necessary for title transfer provided herein for said delivery and made arrangements reasonably satisfactory to BUYER for the deliver of the balance of the documents upon payment of the purchase price to SELLER; (v) There shall have been no change in the compliance of the Premises with all applicable environmental laws from that existing on the date of this Agreement. BUYER'S recordation of the Deed shall be acknowledgment of full satisfaction of the foregoing provisions.

    (c) The obligations of the SELLER to deliver title to and possession of the Premises to BUYER shall be conditioned upon payment to Escrow Agent of the purchase price, adjusted as contemplated herein, pending only continuation of title and recording of the Deed to BUYER in accordance with local custom.

    33. Title Insurance. SELLER'S obligation to deliver title shall be deemed to have been met if BUYER shall be able to obtain (which shall include SELLER'S ability to provide), at BUYER'S sole cost and expense, from a nationally recognized title insurance company, without additional cost above normal premium rates, a standard form ALTA title insurance policy coverage without exception other than the Permitted Exceptions ("Insurable Title").

    34. Form 1099. SELLER, through its counsel, shall be responsible for filing Form 1099 in connection with the sale.

    35. Leasing, Leasing Commissions and Tenant Improvements. It shall be SELLER'S responsibility to pay for all tenant improvements required to be provided and/or paid for by Landlord during the currently unexpired term under Leases currently in place. BUYER agrees that BUYER shall assume, agree to pay and be responsible for any and all tenant or leasehold improvements under any new leases entered into by BUYER or entered into by SELLER with the consent of BUYER and as to Leases currently in place for any and all options to extend, lease amendments, renewals or expansions entered or effective after the Closing Date.

         BUYER shall assume and agree to pay the obligations for leasing commissions under the agreements listed in Exhibit B-2 and for any and all leasing commissions required to be paid under Leases currently in place for renewals, expansions, amendments and options to extend exercised or entered after the Closing Date.

         At the Closing, SELLER shall establish a reserve fund with BUYER in the following amounts: (i) $78,387.38, representing an allowance of $4.125 per square foot based upon 19,003 square feet of vacant space for leasing or rental commissions; (ii) $380,060.00, representing an allowance of $20.00 per square foot based upon 19,003 square feet of vacant space for tenant improvements and build out. BUYER may use this reserve fund to pay the foregoing expenses as it sees fit.

         The BUYER acknowledges that the foregoing is an agreed upon adjustment between SELLER and BUYER and is neither intended to be a representation by SELLER of actual or prospective costs and/or vacancies for the Premises or the vacant or to become vacant space thereat. BUYER accepts these adjustments as fair and reasonable and agrees that BUYER shall have no right to any further credit or adjustments for future or additional vacant space or on account of costs for leasing or brokerage commissions or tenant improvements or build out over and above these credits or adjustments. SELLER'S and BUYER'S obligations under this Paragraph 35 shall survive Closing.

    36. Confidentiality. Prior to closing, BUYER and SELLER agree that the terms of this transaction are confidential and that neither of them will disclose nor permit their employees or agents to disclose the terms of this Purchase and Sale Agreement or the transaction contemplated herein except that SELLER may disclose the terms of this Agreement to its accountants, attorneys and limited partners and for tax reporting purposes and BUYER may disclose the terms of this Agreement to its prospective lenders, investors and consultants, attorneys, accountants, and environmental consultants, who shall be placed under the same confidentiality obligation provided there is imposed upon the same the same agreement of confidentiality as set forth above. Either party may disclose such information as they may be required to disclose by any court of competent jurisdiction or any governmental agency having authority to compel such
disclosure.   In the event of a conflict between this Paragraph 36 and the
Confidentiality Agreement previously entered into between the parties, the Confidentiality Agreement shall control. Notwithstanding the foregoing, BUYER shall have the right to make such public announcements with respect to the purchase as BUYER, as a publicly traded company, upon advice of counsel may deem reasonably necessary or required. BUYER agrees to give SELLER advance written notice of such filings and announcements and to obtain SELLER'S advance written approval which shall not be unreasonably withheld or delayed by SELLER.

    37. Seller's Improvements. BUYER and SELLER acknowledge that SELLER is currently in the process of installing a tenant directory board in the lobby and wallcoverings in

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

the first and second floor lobbies. BUYER acknowledges that the directory board has been installed in a satisfactory manner and that the wallcoverings in the first floor lobby have been installed in a satisfactory manner.
SELLER agrees to complete the wallcovering installation in the second floor lobby to the same level of quality as the installation of the wallcoverings in the first floor lobby prior to the Closing of this transaction or, at SELLER'S option with BUYER'S consent, not to be unreasonably withheld, to credit against the balance of the Purchase Price due at Closing a sum reasonably acceptable to BUYER to complete the installation of the wallcovering in the second floor lobby to the standards set forth herein, in which event BUYER will install the same. BUYER acknowledges that, except as set forth specifically in this paragraph and in Paragraphs 29, 30 and 35 above, as well as SELLER'S representations and warranties, SELLER shall have no obligations with respect to work or improvements at the Premises and that at Closing all such obligations shall be deemed satisfied and SELLER shall be released from any obligation with respect thereto.

    39. Other Offers and Agreements. Notwithstanding the execution and effectiveness of this Agreement, SELLER shall have the right to solicit and enter into "back-up" offers and/or to enter into Purchase and Sale Agreements for the Premises whether pursuant to such "back-up" offers or otherwise provided that any such offers and agreements contain a provision that they are expressly contingent upon the termination of this Purchase and Sale Agreement with BUYER and that in the event BUYER purchases the Premises from SELLER, the parties under such back-up offers or Purchase and Sale Agreements shall have no rights with respect to the Premises.

    40.  Escrow Agent Conduct Standards.

    (a) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Paragraph 40 and no implied duties or obligations shall be implied against the Escrow Agent. Further, the Escrow Agent shall be under no obligation to refer to any other document between or among the BUYER and the SELLER related in any way to this Agreement, unless Escrow Agent is provided with a copy of such document and consents thereto in writing.

    (b) The Escrow Agent shall not be liable to anyone by reason of any error or judgment, or for any act done or step taken or omitted by the Escrow Agent in good faith, or for any mistake of face or law, or for anything which the Escrow Agent may do or refrain from doing in connection herewith, unless caused by or arising out of the Escrow Agent's actual and intentional misconduct.

    (c) The Escrow Agent shall be entitled to rely, and shall be protected in acting in reliance, upon any writing furnished to the Escrow Agent by either the BUYER or SELLER and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to the Escrow Agent in connection with its role as Escrow Agent. The Escrow Agent may rely on any affidavit of either the BUYER or the SELLER or any other person as to the existence of any facts stated therein to be known by the affiant.

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

    (d) In the event of any disagreement between the BUYER and the SELLER resulting in adverse claims and demands being made in connection with or against the funds held in escrow, the Escrow Agent shall be entitled, at the Escrow Agent's option, to refuse to comply with the claims or demands of either party until such disagreement is finally resolved (i) by a court of competent jurisdiction (in proceedings which the Escrow Agent or any other party may initiate, it being understood and agreed by the BUYER and the SELLER that the Escrow Agent has authority (but no obligation) to initiate such proceedings), or (ii) by an arbitrator in the event that the BUYER and the SELLER determine to submit the dispute to arbitration pursuant to the rules of the American Arbitration Association, and in so doing the Escrow Agent shall not be or become liable to any party, or (iii) by unambiguous written settlement between the BUYER and the SELLER.

    (e) The BUYER and the SELLER each agree to jointly and severally indemnify and hold harmless the Escrow Agent against any and all losses, liabilities, costs (including legal fees), and other expenses in any way incurred by the Escrow Agent in connection with or as a result of any disagreement between the BUYER and the SELLER under this Agreement or otherwise incurred by the Escrow Agent in any way on account of its role as escrow agent.

    (f) The BUYER agrees that, in the event that a dispute arises regarding this Purchase and Sale Agreement and/or any actions by the Escrow Agent, Bernkopf, Goodman & Baseman ("BGB") may continue to represent the SELLER in connection with said dispute and the BUYER hereby waives its rights to object to said representation or any potential conflict as a result of BGB's role as counsel for Escrow Agent in other matters.

    41. CONDEMNATION. In the event that prior to Closing, SELLER shall obtain knowledge of the institution or threatened institution of any proceedings, judicial, administrative or otherwise, by eminent domain or otherwise, which propose to affect a material portion of the Premises or any portion of the Building, SELLER shall give notice (a "Condemnation Notice") to BUYER promptly thereafter. Within fifteen (15) days following receipt of the Condemnation Notice, BUYER shall have the right and option to terminate ("Condemnation Termination Notice") this Agreement by giving SELLER written notice thereof. Any damage to or destruction of the entire or any portion of the Premises as a result of a taking by eminent domain shall be deemed "material" for purposes of this Section if the estimate of the damage, which estimate shall be a reasoned determination performed by an insurance adjuster and BUYER's architect, shall
exceed $500,000.   Should BUYER so terminate this Agreement in accordance with this Section, neither party shall have any further liability or obligations to the other. In the event BUYER shall not elect to cancel this Agreement, SELLER shall assign all proceeds of such taking to BUYER, which assignment shall be BUYER's sole right with respect to such taking of the Premises, and BUYER shall have the sole right to settle any claim in connection with the Premises. The Closing Date shall be adjourned if the time periods set forth above so require until five (5) days (or the next business day thereafter) after the date for the giving of the Condemnation Termination Notice.

    At Closing, SELLER shall execute and deliver all proper instruments as shall be reasonably required for the conveyance to BUYER of all right, title and interest, if any, of SELLER in and to any award or payment made, or to be made,
(i) for any taking in condemnation, eminent domain or agreement in lieu thereof of land adjoining all or any part of the Improvements, (ii) for damage to the Land or Improvements or any part thereof by reason of change of grade or closing of any such street, road, highway or avenue, and (iii) for any taking in condemnation or eminent domain of any part of the Land or Improvements.

    42.  MISCELLANEOUS PROVISIONS.

    (a) If any instrument or deposit is necessary, assuming SELLER is obligated or elects under this Agreement to deliver the same, in order to cure a defect in or objection or exception to title, the following shall apply: (i) any such instrument shall be in such form and shall contain such terms and conditions as may be reasonably required by the Title Company to omit any defect, objection or exception to title,
         (ii) any such deposit shall be made with the Title Company or arrangements satisfactory to the Title Company are made in accordance with local custom for the timely delivery thereof subsequent to Closing to omit any defect, objection or exception to title, and (iii) Seller agrees to execute, acknowledge and deliver, to the extent reasonably required by the Title Company in accordance with local custom, any such instrument and to make any such deposit.

    (b) This agreement (i) constitutes the entire agreement between the parties and incorporates, (ii) supersedes all prior negotiations and discussions between the parties, (iii) cannot be amended, waived or terminated orally, but only by an agreement in writing signed by the party to be charged, (iv) shall be interpreted and governed by the laws of the State of Connecticut and (v) shall be binding upon the parties hereto and their respective successors and assigns.

    (c) The caption headings in this agreement are for convenience only and are not intended to be part of this agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this agreement shall be construed without such provision.

    (d) Each party shall, from time to time, execute, acknowledge and deliver such further instruments, and perform such additional acts, as the other party may reasonably request in order to effectuate the intent of this agreement. Nothing contained in this agreement shall be deemed to create any rights or obligations of partnership, joint venture or similar association between SELLER and BUYER.

    (e) This agreement shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This agreement may be executed by the parties hereto in counterparts, all of which together shall constitute a single agreement.

    (f) All references herein to any section, schedule or exhibit shall be to the sections of this Agreement and to the schedules and exhibits annexed hereto unless the context clearly dictates otherwise. All of the schedules and exhibits annexed hereto are, by this reference, incorporated herein.

    (g) In the event of any litigation or alternative dispute resolution between SELLER and BUYER in connection with this agreement or the transaction contemplated herein, the non-prevailing party in such litigation or alternative dispute resolution shall be responsible for payment of all expenses and reasonable attorneys' fees incurred by the prevailing party.

    43. Roof Condition: BUYER acknowledges that it has raised certain concerns with respect to the condition of the roof on the Building. At the Closing, SELLER shall establish a reserve fund with BUYER in the amount of Fifty Thousand ($50,000.00) Dollars on account of the BUYER'S concerns with the condition of the roof. BUYER agrees that this reserve fund is in full satisfaction of any and all obligations of SELLER with respect to existing or future conditions with respect to the roof. BUYER agrees that this amount is an agreed upon maximum and full liability of SELLER in connection with the condition of the roof and its components and is neither intended to be an acknowledgment by SELLER of or a representation by SELLER of actual or prospective costs for addressing conditions with respect to the roof, known or unknown, or a sum which is to be adjusted up or down in the event the roof conditions turn out to be less or more serious than BUYER has determined. BUYER agrees that SELLER has made no warranties or representations concerning the roof or its condition and that, based upon this agreed upon reserve fund, SELLER is released from any and all claims or liability with respect to the roof or its condition. BUYER may use the reserve fund as it sees fit for the purposes of making roof repairs or replacements.

    44.  Merlin Lease:

         A. BUYER acknowledges that there are approximately 19,000 square feet of the second floor consisting of currently vacant space and space being vacated by Blue Cross/Blue

                            [signatures on following page]

Shield, the leasing of an approximately 5,000 square foot portion of which is integral to the consummation of the transaction contemplated under this Agreement. SELLER has proposed to deliver the Premises at Closing to BUYER with a lease for a 5,000 square foot portion of such space with Merlin Realty Corp., which lease has been executed between SELLER and Merlin Realty Corp. and has been delivered to BUYER for its approval. A copy of the entire lease is attached hereto as Exhibit I. BUYER has refused to approve the lease unless SELLER agrees to certain conditions and SELLER has refused to agree to those conditions unless BUYER agrees to certain conditions, all as hereinafter set forth.


         B. In consideration of the BUYER'S approval of the Merlin lease, SELLER agrees as follows: SELLER agrees to deliver at Closing its guarantee of the punctual and full payment of the rent to be paid and shall also guarantee the timely performance of lease obligations of tenant upon occupancy by the tenant under the Merlin Lease. In addition, to secure its guarantee, SELLER will at Closing post with Pryor, Cashman, Sherman & Flynn the first eighteen (18) months' rent (the "Guarantee Security") to be paid under the Merlin lease and BUYER may draw on the Guarantee Security to pay any monthly non-payment of rent, which draw will cure such non-payment. The SELLER'S guarantee shall be in the form of Exhibit J. attached hereto.

         C. In consideration of the SELLER accepting the conditions imposed by the BUYER as a condition of BUYER'S acceptance of the Merlin lease, all as set forth in Paragraph B above, the BUYER agrees that: (i) the Merlin Lease is approved; and (ii) the Merlin Lease will provide that the payment of rent by either Guarantor or Tenant will be acceptable payment of rent and that payment of the first eighteen (18) months' rent out of the Guarantee Security will be an acceptable method of payment of rent for the first eighteen (18) months, under the Merlin Lease.

         D.   This Paragraph 44 shall survive the Closing.

SELLER:                                 BUYER:

SHELTON PLACE LIMITED                   CALI REALTY ACQUISITION
PARTNERSHIP                             CORPORATION

By: Shelton Place Investment Corp.,
    its General Partner



By:__________________________________  By:_________________________________
   Jonathan G. Davis, President